Exhibit 10.1

EMPLOYMENT AGREEMENT

(Farmer Bros. Co. / Laverty)

                This Employment Agreement (“Agreement”) is made and entered into as of June 2, 2006 between FARMER BROS. CO., a Delaware corporation (the “Company”), and  ROGER M. LAVERTY III (“Laverty”) who agree as follows:

                1.             Employment:  The Company hereby employs Laverty, and Laverty accepts employment from the Company, on the terms and conditions herein stated.

                2.             Term of Employment:  The term of Laverty’s employment under this Agreement will commence on July 24, 2006 or on such other date as Laverty and the Company’s Chief Executive Officer (“CEO”) may mutually agree (the “Commencement Date”) and shall end when terminated under Section 7 below.

                3.             Duties:  Laverty shall serve as President and Chief Operating Officer of the Company, reporting to the CEO.  As such his general responsibilities shall include oversight responsibility for all day-to-day operations of the Company with the exception of matters assigned to the Treasurer and Chief Financial Officer, and with the exception of green coffee purchasing, risk management and payroll until oversight of those latter operations is delegated to him by the CEO.  In addition to his general responsibilities, Laverty shall also perform such other duties as are consistent with his position and as are directed by the Company’s CEO or Board of Directors (“Board”).  Laverty shall devote to the Company’s business substantially all of his working time.  The foregoing notwithstanding, Laverty may continue to serve as a director of First Coastal Bank or its successor so long as such service does not, in the reasonable judgment of the Board, adversely affect the Company.  Service as a director or equivalent of other for-profit organizations shall require approval of the Board.

                4.             Base Salary: Laverty shall receive an annual base salary of $320,000 payable in accordance with the Company’s normal payroll practice.  The annual base salary amount shall be reviewed annually by the Company and can be adjusted upward or downward by the Company from time to time but shall not be reduced below $320,000 per annum.  If Laverty is elected CEO in the future, the Compensation Committee of the Board (“Compensation Committee”) will review Laverty’s base salary promptly and make such upward adjustment as the Compensation Committee determines in its discretion.

                5.             Bonuses:  Laverty shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan or any successor plan (“Plan”) each year so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate.  Under the terms of the Plan, the Compensation Committee will, in its discretion, and after consultation with Laverty, determine the Performance Criteria and all other variables by which Laverty’s bonus for such year will be measured.  The Target Award, as defined in the Plan, shall be an amount equal to fifty-seven percent (57%) of Laverty’s base annual salary or such higher percentage as equals the percentage of Guenter W. Berger’s base salary for such year represented by Mr. Berger’s Target Award under the Plan for that year (whichever applies is herein called the “Applicable

Percentage”).  Accordingly, assuming the Commencement Date is July 24, 2006 and the Applicable Percentage is 57%, the Target Amount for fiscal 2007 is $170,909 [$320,000 x 57% x 93.7% (i.e., 342 days divided by 365 days)].  Except as provided otherwise in this Section 5, Laverty’s participation in the Plan is subject to all Plan terms and conditions. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by the Performance Criteria and other Plan factors.  Laverty acknowledges receipt of a copy of the Plan.

6.             Benefits: The Company will provide to Laverty all benefits and perquisites provided by the Company from time to time to its Chief Executive Officer, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies.  For the avoidance of doubt, Laverty’s benefit package includes use of a Company car, commensurate with the car provided to Mr. Berger, on the terms and conditions of the Company’s policy on Company cars and not less than the same number of paid vacation days per year to which Mr. Berger is entitled, pre-accrued for fiscal 2007, but otherwise subject to the Company’s vacation policy.  Other included benefits and perquisites presently consist of group health insurance (PPO or HMO), life insurance, key person life insurance, business travel insurance, qualified retirement plan, 401(k) plan, employee stock ownership plan, cell phone, company credit card, and expense reimbursement.  Not all of the foregoing benefits are 100% Company paid.

                                The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all Senior Executives (including the CEO).

                                The Compensation Committee will be considering a long term incentive plan for the Senior Executives.  Laverty along with Mr. Berger will have a leading role in management’s discussions with the Compensation Committee concerning such a plan.  If a plan is adopted, Laverty shall be entitled to participate in the plan in accordance with the provisions thereof.

                7.             Termination:

                                A.            Laverty’s employment is terminable by the Company for good and sufficient cause (“Cause”) which shall consist only of (i) a repeated refusal to follow reasonable directions from the CEO or Board after a warning; (ii) a material breach of any of Laverty’s fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; (v) commission of a willful or grossly negligent act or omission which has a material adverse effect on the Company; or (vi) commission of a material breach by Laverty of this Agreement which breach, if curable, is not cured within a reasonable time after written notice from the CEO describing the nature of the breach in reasonable detail.

                                B.            Laverty’s employment shall terminate upon Laverty’s resignation, with or without “Good Reason,” as defined below, death or permanent mental or physical incapacity.  Permanent incapacity shall be deemed to have occurred if Laverty has been unable to perform substantially all of his employment duties under Section 3 on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.

                                                “Good Reason” shall consist only of (i) the Company’s material breach of this Agreement which breach, if curable, is not cured within a reasonable time after written notice of the breach describing the nature of the breach in reasonable detail, (ii) downgrading of Laverty’s title or a material reduction in Laverty’s responsibilities, (iii) a material reduction in, or elimination of,  the health care benefits provided to Laverty or discontinuance of the qualified retirement plan or ESOP, (iv) relocation of the Company’s executive offices more than fifty (50) miles from their present location, (iv) the failure of the Company to adopt during calendar year 2007 a long term incentive plan in which Laverty is eligible to participate on substantially the same terms and conditions as are applicable to other Senior Executives or (v) the failure of the Board to elect Laverty as the Company’s Chief Executive Officer prior to January 1, 2008.

                                C.            Laverty’s employment shall terminate at the election of the Company at any time without cause.

                8.             Payments upon Termination:  The following amounts are payable upon termination of Laverty’s employment, as applicable:

                                A.            In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and untaken vacation (subject to the Company’s vacation policy).  If termination is due to Laverty’s death or permanent incapacity, the Company shall also pay to Laverty upon termination an additional lump sum severance amount equal to the Target Award under the Company’s 2005 Incentive Compensation Plan which is applicable to Laverty for the fiscal year in which termination is effective or, if termination takes place before a Target Award for the then current fiscal year has been assigned to Laverty, the Applicable Percentage of Laverty’s then annual base salary, in either case prorated for the partial fiscal year ending on the effective termination date.

                                B.            If termination occurs at the election of the Company without Cause or by Laverty’s resignation with Good Reason: Laverty will (i) continue to receive base salary at the then existing rate as if he were still employed by the Company for a period of one (1) year from the effective termination date, prorated for any partial payroll period at the expiration of the one (1) year salary continuation period, (ii) receive partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Laverty’s employment not terminated) and (iii) receive on the effective termination date, an additional lump sum severance amount equal to the Target Award under the Company’s 2005 Incentive Compensation Plan which is applicable to Laverty for the fiscal year in which termination is effective or, if termination takes place before a Target Award for the then current fiscal year has been assigned to Laverty, the Applicable Percentage of Laverty’s then annual base salary, in either case prorated for the partial fiscal year ending on the effective termination date.  Laverty is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 8B, and Laverty’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 8B.  Salary continuation payments shall commence, and the additional severance amount shall be paid, only when the release required by Section 8C below has become effective.

                                C.            As a condition to receiving the applicable payments under Section 8B above, Laverty must execute and deliver to the Company a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.

                                D.            All benefits other than the entitlement to payments under Section 8B shall terminate automatically upon termination of Laverty’s employment except to the extent otherwise provided in the Company benefit plans or by law.

                                E.             Except as provided in this Section 8 or by applicable Company benefit plans or laws, Laverty shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.

                9.             Employee Handbook and Company Policies: So long as he is employed by the Company, Laverty shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Laverty from time to time.  In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

                10.           Confidential Information, Intellectual Property:

                                A.            Laverty acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”).  All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act.  Laverty covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the CEO or Board.

                                B.  Laverty further covenants that for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly,

induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company or (ii) any employee of the Company to leave the Company.

                                C.  The Company and Laverty agree that the covenants set forth in this Section 10 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration provision of Section 12F below.  Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration under Section 12F.  The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.

                                D.            The Company shall own all rights in and to the results, proceeds and products of Laverty’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Laverty and which is related to Laverty’s employment.

                11.           Integration with Change in Control Severance Agreement:  If Laverty becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 8B of this Agreement.

                12.           Miscellaneous:

                                A.            This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the parties on the subject of Laverty’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

                                B.            Laverty cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

                                C.            No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to this specific purpose, extent and instance so provided.  This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

                                D.            Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

                                E.             This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.

                                F.             (i)            All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge.  Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq.  The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1.  The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed.  Judgment on the award can be entered in a court of competent jurisdiction.

                                                (ii)           The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Los Angeles County Superior Court as a regular non-jury civil action except that a former California Superior Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury, pursuant to California Code of Civil Procedure §638 et seq.  The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the Superior Court.  The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

                                G.            Payments to Laverty are subject to payroll deductions and withholdings if and to the extent required by law.  Salary payments will be reduced on a dollar-for-dollar basis by payments received by Laverty for disability under governmental or Company paid disability insurance programs.

                                H.            All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

                                I.              If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated.  Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

                                J.             The Company will reimburse Laverty for up to $2,500 for legal fees incurred in connection with the negotiation and preparation of this Agreement.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FARMER BROS. CO.

By:	/S/ GUENTER W. BERGER
Guenter W. Berger, Chief Executive Officer

/S/ ROGER M. LAVERTY III
Roger M. Laverty III

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective            , 20   (the “Separation Date”).  The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of                , 2006 between myself and the Company.  I understand that I am not entitled to this severance payment unless I sign this Agreement.  I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 10A and 10B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement.  This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation.  This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.  In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e)

this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

Roger M. Laverty III